UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2013

FREIGHTCAR AMERICA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51237	25-1837219
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Two North Riverside Plaza, Suite 1300 Chicago, Illinois		60606
(Address of principal executive offices)		(Zip Code)

(800) 458-2235

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 22, 2013, FreightCar America, Inc. (the “Company”) announced that it has appointed Charles F. Avery, Jr. as its Vice President, Chief Financial Officer and Treasurer, effective August 1, 2013.

Mr. Avery, 48, joins the Company from Federal Signal Corporation, where he served as Vice President, Corporate Controller and Chief Information Officer since 2011. Mr. Avery joined Federal Signal Corporation in 2005 as Group Vice President of Finance and subsequently served as Vice President, Information Technologies and Controller (2010-11). Prior to joining Federal Signal Corporation, Mr. Avery held senior financial positions with Home Products International, Inc. and worked in the Audit and Business Advisory Division of Arthur Andersen LLP. Mr. Avery is a Certified Public Accountant.

In connection with Mr. Avery’s appointment, the Company and Mr. Avery entered into a letter agreement regarding Terms of Employment (the “Agreement”) dated July 9, 2013 and effective August 1, 2013 (the “Effective Date”). A description of the material terms of the Agreement is set forth below, which description is qualified in its entirety by reference to the Agreement attached hereto as Exhibit 10.1.

(1) Term: Mr. Avery’s employment with the Company is not for a specified term and there is no specified term for the Agreement.

(2) Base Salary: The Company will pay Mr. Avery an initial base salary of $300,000 per year, which is subject to annual review by the Company.

(3) Bonus: Mr. Avery will be entitled to participate in the Company’s annual cash incentive plan applicable to senior executives (the “Bonus Plan”) and to earn a bonus (“Bonus”) for each fiscal year of the Company during his employment. His target Bonus is 50% of his base salary, upon achievement of a target level of performance set forth in the Bonus Plan, and is payable within 2.5 months after the end of the relevant fiscal year. His maximum Bonus may be as much as 75% of his base salary.

(4) Long-Term Incentive and Other Executive Compensation Plans: Mr. Avery will be eligible to participate in all of the Company’s equity-based and cash-based long-term incentive and other executive and deferred compensation plans on a basis no less favorable than other similarly situated executives. Mr. Avery’s 2013 participation in the Company’s 2005 Long Term Incentive Plan will take the form of the sign-on award described in the next paragraph.

(5) Sign-On Award: On the Effective Date, the Company will award Mr. Avery 7,000 restricted shares of the Company’s common stock, vesting in full on the three-year anniversary of the Effective Date. This restricted share award would become fully vested upon a change in control.

(6) Other Amounts: Mr. Avery will be entitled to participate in each of the Company’s employee retirement, savings, welfare and fringe benefit plans, and perquisites, offered to its senior executives. He will be entitled to at least four weeks of paid annual vacation beginning in 2014, and reimbursement by the Company for all business expenses (including entertainment) incurred in connection with his duties.

(7) Termination Payments: Pursuant to the Agreement, Mr. Avery’s employment may be terminated by the Company or Mr. Avery upon notice to the other party. Upon a termination of Mr. Avery’s employment for any reason, he will be entitled to (i) accrued base salary and accrued and unused vacation through the date of termination, (ii) any earned and unpaid prior fiscal year bonus and (iii) any accrued and vested benefits and unreimbursed expenses incurred and unpaid on the date of termination. In addition, Mr. Avery will be a participant in the Company’s Executive Severance Plan, which sets forth Mr. Avery’s benefits upon termination of employment or a change in control. Under this plan, upon involuntary termination of employment without “cause” or termination of employment for “good reason,” Mr. Avery would be entitled to continuation of base salary for a period of 12 months, an amount equal to the average of the annual bonuses paid to him for the last two full years and continuation of certain health benefits for a period of 12 months.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 10.1	Letter agreement regarding Terms of Employment dated July 9, 2013 by and between FreightCar America, Inc. and Charles F. Avery, Jr.

Exhibit 99.1	Press release of FreightCar America, Inc. dated July 22, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FreightCar America, Inc.

Date: July 22, 2013	By:	/s/ Kathleen M. Boege
		Name:	Kathleen M Boege
		Title:	General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description

Exhibit 10.1	Letter agreement regarding Terms of Employment dated July 9, 2013 by and between FreightCar America, Inc. and Charles F. Avery, Jr.

Exhibit 99.1	Press release of FreightCar America Inc. dated July 22, 2013.